SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2005
ELI LILLY AND COMPANY
(Exact name of registrant as specified in its charter)

Indiana (State or Other Jurisdiction of Incorporation)	001-06351 (Commission File Number)	35-0470950 (I.R.S. Employer Identification No.)

Lilly Corporate Center Indianapolis, Indiana (Address of Principal Executive Offices)		46285 (Zip Code)
Registrant’s telephone number, including area code: (317) 276-2000
No Change

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
(a) Executive Compensation
At its meeting on December 19, 2005, the Compensation Committee of the Board of Directors of Eli Lilly and Company approved the 2006 compensation of the company’s named executive officers (as defined in Regulation S-K Item 402(a)(3)) as described below:

				Performance
			Stock Options (3)	Award (4)
	Salary (1)	Bonus (2)
Executive Officer	($)	($)	Present value ($)	Present value ($)
Sidney Taurel	$1,650,333	$2,062,917	$3,600,000	$3,600,000
Chairman and Chief Executive Officer

John C. Lechleiter, Ph.D.	$1,112,000	$1,112,000	$2,340,000	$2,340,000
President and Chief Operating Officer

Steven M. Paul, M.D.	$916,167	$778,742	$1,200,000	$1,200,000
Executive Vice President, Science and Technology

Charles E. Golden	$857,700	$729,045	$1,100,000	$1,100,000
Executive Vice President and Chief Financial Officer

Robert A. Armitage	$701,657	$526,243	$900,000	$900,000
Senior Vice President and General Counsel

(1)	Expected base salary for the full year 2006 assuming individual is employed for the full year.

(2)	Target bonus under the Eli Lilly and Company Bonus Plan for 2006 assuming individual is employed for the full year. Actual bonuses earned may vary from zero to 200 percent of the target amount, depending on the company’s 2006 results relative to predetermined corporate performance measures that are based 25 percent on sales growth and 75 percent on earnings-per-share growth (adjusted for unusual items in accordance with predetermined criteria).

(3)	The options will vest three years from the grant date and expire ten years from the grant date. The exercise price is the market value of Lilly stock on the grant date. The number of shares granted will be determined as of the grant date based on the present values listed above, the share price on the grant date, and the company’s trinomial lattice valuation method for stock options.

(4)	Target payout under the performance award program for 2006. Actual payouts earned for 2006 may vary from zero to 200 percent of the target amount, depending on the growth in the company’s 2006 earnings per share (adjusted for unusual items in accordance with predetermined criteria). The present values listed above will be converted to shares based on 100 percent of the market value of Lilly stock on the grant date. The shares will be paid in the form of restricted stock vesting in 2008.

(b) Directors’ Compensation
At its meeting on December 19, 2005, the Board of Directors approved the following 2006 annual compensation to directors who are not employees:
Cash Compensation
•	Annual retainer of $80,000

•	Additional annual retainer of $20,000 for the presiding director

•	$1,000 for each committee meeting attended

•	$2,000 to the committee chairpersons for each committee meeting chaired as compensation for the chairperson’s preparation time

•	Reimbursement for customary and usual travel expenses
Stock Compensation
•	$145,000 of Lilly stock (subject to a maximum of 3,000 shares) in a deferred stock account in the Lilly Directors’ Deferral Plan, payable after service on the board has ended. The number of shares contributed to the account will be based on the market value of Lilly stock at the time of the contribution.
Lilly Directors’ Deferral Plan
This plan allows directors to defer receipt of all or part of their retainer and committee fees until after their service on the board has ended. Each director can choose to invest the funds in either of two accounts:
•	Deferred Compensation Account. Funds in this account earn interest each year at an annual rate of 120 percent of the applicable federal long-term rate as established for the preceding December by the U.S. Treasury Department under Section 1274(d) of the Internal Revenue Code with monthly compounding.

•	Deferred Share Account. This account allows the director, in effect, to invest his or her deferred cash compensation in Lilly stock. In addition, the annual award of shares to each director noted above under “Stock Compensation” is credited to this account. Funds in this account are credited as hypothetical shares of Lilly stock based on the market price of the stock at the time the compensation would otherwise have been earned. Hypothetical dividends are “reinvested” in additional shares based on the market price of the stock on the date dividends are paid. All shares in the deferred share accounts are hypothetical and are not issued or transferred until the director ends his or her service on the board or dies.
Both accounts may be paid in a lump sum or in annual installments for up to 10 years. The deferred compensation account may also be paid in monthly installments for up to 10 years. Amounts in the deferred share account are paid in the form of shares of Lilly stock.
Item 2.05 Costs Associated with Exit or Disposal Activities
See Item 2.06 below.

Item 2.06 Material Impairments
As part of the company’s ongoing efforts to increase productivity and reduce its cost structure, on December 19, 2005, the company finalized decisions that will result in charges in the fourth quarter of 2005, consisting primarily of non-cash charges for the write-down of certain impaired assets, and to a lesser extent, restructuring and other special charges.
The company anticipates taking a $170 million to $190 million pretax charge in the fourth quarter of 2005, which will reduce fourth quarter and full year 2005 reported earnings per share by approximately $0.13 to $0.15 (after-tax).
The non-cash charges consist of asset impairments estimated at approximately $155 million to $165 million before tax. The impaired assets, which have no future use, include manufacturing buildings and equipment no longer needed to supply projected capacity requirements, as well as obsolete research and development equipment. The impairment charges will be necessary to adjust the carrying value of the assets to fair value.
The estimated cash expenditures total approximately $15 million to $25 million before tax and include contract termination payments and employee-related payments. These cash payments are expected to be made over the next three years.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ELI LILLY AND COMPANY (Registrant)
By:	/s/ Charles E. Golden
	Name:	Charles E. Golden
	Title:	Executive Vice President and Chief Financial Officer

Dated: December 22, 2005

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